Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222858

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.200% Senior Notes due 2028	$500,000,000	99.859%	$499,295,000	$62,162.23

(1)	The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-222858 filed by the registrant on February 5, 2018.

PROSPECTUS SUPPLEMENT

February 7, 2018

(To Prospectus dated February 5, 2018)

$500,000,000

Kirby Corporation

4.200% Senior Notes due 2028

We are offering $500,000,000 aggregate principal amount of our 4.200% Senior Notes due 2028 (the “Notes”). The Notes will bear interest at the rate of 4.200% per year. Interest on the Notes is payable semi-annually on March 1 and September 1 of each year, beginning September 1, 2018. The Notes will mature on March 1, 2028. We may redeem some or all of the Notes at any time and from time to time at the applicable redemption price discussed under the caption “Description of the Notes—Optional Redemption.” If we experience a “change of control” repurchase event, unless we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes from holders as discussed under the caption “Description of the Notes—Repurchase upon Change of Control Repurchase Event”.

The Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be unsecured and rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system.

Before investing in the Notes, you should consider the risks described herein or in the documents incorporated by reference herein, as described under “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	99.859%	$499,295,000
Underwriting discount	0.650%	$3,250,000
Proceeds, before expenses, to us (1)	99.209%	$496,045,000

(1)	Plus accrued interest, if any, from February 12, 2018 to the date of delivery.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are expected to be ready for delivery in book-entry form only through the Depositary Trust Company for the accounts of its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”). It is expected that delivery of the global notes will be made on February 12, 2018 or such later date as may be agreed by us and the underwriters.

Joint Book-Running Managers

Morgan Stanley	Wells Fargo Securities

Co-Managers

BofA Merrill Lynch	J.P. Morgan

US Bancorp	BB&T Capital Markets	BOK Financial Securities, Inc.

Prospectus Supplement

S-i

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, the accompanying prospectus or any free writing prospectus or that the information contained or incorporated by reference herein or therein is accurate as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since these dates.

Unless the context otherwise requires, all references in this prospectus supplement to the terms “the Company,” “we,” “our,” “us,” or other similar terms means Kirby Corporation and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Statements contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus that are not historical facts, including, but not limited to, any projections, are forward-looking statements and involve a number of risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or the negative thereof, or other variations thereon or comparable terminology. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, and tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude, and number of acquisitions made by the Company. For a more detailed discussion of factors that could cause actual results to differ from those presented in forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Forward-looking statements are based on currently available information and the Company assumes no obligation to update any such statements.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase Notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference prior to deciding whether to purchase Notes.

Kirby Corporation

We are the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. We transport petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. We also operate five offshore dry-bulk barges, five offshore tugboats and one docking tugboat transporting dry-bulk commodities in the United States coastal trade. Through our distribution and services segment, we provide after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. We also rent equipment including generators, fork lifts, pumps, and compressors for use in a variety of industrial markets, and manufacture and remanufacture oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

Our common stock is traded on the New York Stock Exchange under the symbol “KEX.”

Our principal executive offices are located at 55 Waugh Drive, Suite 1000, Houston, Texas 77007, and our telephone number is (713) 435-1000. Our mailing address is P.O. Box 1745, Houston, Texas 77251-1745. Our Internet website is www.kirbycorp.com. Information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.

Recent Financial Results

On January 31, 2018, we reported net earnings attributable to the Company for the fourth quarter of 2017 of $231.3 million compared with net earnings attributable to the Company of $32.4 million for the fourth quarter of 2016. Consolidated revenues for the fourth quarter of 2017 were $708.1 million compared with $435.7 million for the fourth quarter of 2016. Net earnings attributable to the Company for full year 2017 were $313.2 million compared with net earnings attributable to the Company of $141.4 million for full year 2016. Consolidated revenues for full year 2017 were $2.21 billion compared with $1.77 billion for full year 2016. Our 2017 fourth quarter and year results include a contribution to net earnings of $269.4 million related to U.S. tax reform and the remeasurement of deferred tax liabilities and a charge to net earnings of $67.0 million due to the impairment of marine vessels primarily in the coastal fleet.

At December 31, 2017, we had long-term debt, including current portion, of $992.4 million and total equity of $3.11 billion.

The fourth quarter and full year amounts included above are preliminary and unaudited and may be revised as a result of management’s further review of our results. During the course of the preparation of our consolidated annual financial statements and related notes, we may identify items that would require us to make adjustments to the financial information presented above.

The Higman Acquisition

On February 4, 2018, we entered into a definitive agreement pursuant to which we agreed to acquire (the “Acquisition”) all of the outstanding shares of capital stock of Higman Marine, Inc. and its affiliated companies

(“Higman”) for a cash purchase price of approximately $419 million, subject to certain closing adjustments. Higman’s fleet moves petrochemicals, refined petroleum products, crude oil, natural gas condensate, and black oil on the Mississippi River System and Gulf Intracoastal Waterway for large midstream and global integrated oil companies. The Acquisition is expected to close in the first quarter 2018, subject to customary closing conditions. Following the closing, Higman’s results will be included in our marine transportation operating segment. There can be no assurance that the Acquisition will close on the expected timeframe or at all.

We intend to use a portion of the net proceeds from this offering to fund the Acquisition, including the payment of related fees and expenses. See “Use of Proceeds.”

The closing of this offering is not conditioned on, nor is it a condition to, the consummation of the Acquisition. If the Acquisition is delayed, not consummated or consummated in a manner different than described herein, the trading prices of the Notes may decline.

The Offering

The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Kirby Corporation.

Notes Offered	$500,000,000 aggregate principal amount of 4.200% Senior Notes due 2028 (the “Notes”).

Maturity	The Notes will mature on March 1, 2028.

Interest	Interest on the Notes will accrue from February 12, 2018. Interest on the Notes will be payable semi-annually in arrears at a rate of 4.200% per annum on March 1 and September 1 of each year, commencing on September 1, 2018.

Ranking	The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding. The Notes will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. At September 30, 2017, we had approximately $1.03 billion in principal amount of indebtedness (excluding subsidiary short-term borrowings, accounts payable and current and noncurrent accrued liabilities) outstanding on a consolidated basis, all of which would rank equal in right of payment to the Notes, as well as approximately $0.9 million of subsidiary indebtedness that would be structurally senior to the Notes. We did not have any secured indebtedness at September 30, 2017.

Optional Redemption	We may redeem the Notes in whole at any time or in part from time to time prior to December 1, 2027 (three months prior to the maturity date of the Notes) (the “Par Call Date”), at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”), plus 25 basis points;

plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

In addition, at any time on and after the Par Call Date, we may redeem some or all of the Notes, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase upon Change of Control Repurchase Event”), we will be required, unless we have exercised our right to redeem all of the Notes, to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date.

Use of Proceeds	We intend to use a portion of the net proceeds from the sale of the Notes to pay the aggregate purchase price of the Acquisition, including the payment of related fees and expenses. We intend to use the remainder of the net proceeds from the sale of the Notes for general corporate purposes, which may include working capital, the repayment of indebtedness and future acquisitions. In the event the Acquisition does not close, we will use all of the net proceeds from the sale of the Notes for general corporate purposes, which may include working capital, the repayment of indebtedness and future acquisitions. See “Use of Proceeds.”

Additional Issuances	We may from time to time, without giving notice to or obtaining the consent of the holders of the Notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) as, and ranking equally and ratably with, the Notes offered hereby. Any additional debt securities having such similar terms, together with Notes offered hereby, will constitute a single series of securities under the indenture governing the Notes; provided that such additional debt securities are fungible with Notes offered hereby for U.S. federal income tax purposes.

Denomination and Form

We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream and Euroclear will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the Notes.

Governing Law	New York.

Summary Consolidated Financial Data

The following table presents our summary consolidated financial data as of and for the dates and periods indicated. The following consolidated statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated into this prospectus supplement and the accompanying prospectus by reference. The consolidated balance sheet data as of December 31, 2014 has been derived from our audited consolidated financial statements for such year, which have not been incorporated into this prospectus supplement and the accompanying prospectus by reference.

The consolidated statement of operations data for the nine months ended September 30, 2017 and 2016 and the consolidated balance sheet data as of September 30, 2017 have been derived from our unaudited interim consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated into this prospectus supplement and the accompanying prospectus by reference. The consolidated balance sheet data as of September 30, 2016 have been derived from our unaudited interim consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is not incorporated into this prospectus supplement and the accompanying prospectus by reference. These consolidated financial statements are unaudited, but, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly our financial position and results of operations for the periods indicated.

The following information is only a summary and is not necessarily indicative of the results of future operations. You should read this summary consolidated financial data together with our consolidated financial statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in such reports.

	Year Ended December 31,			Nine Months Ended September 30,
	2016	2015	2014	2017	2016
	(in thousands of U.S. dollars)
Income Statement Data:
Revenues:
Marine transportation	$1,471,893	$1,663,090	$1,770,684	$993,727	$1,115,677
Distribution and services	298,780	484,442	795,634	512,580	219,346

Total revenues	1,770,673	2,147,532	2,566,318	1,506,307	1,335,023

Costs and expenses:
Costs of sales and operating expenses	1,126,952	1,362,366	1,694,882	1,048,176	847,975
Selling, general and administrative	174,752	193,237	210,416	144,338	133,948
Taxes, other than on income	22,730	20,699	16,677	19,511	16,317
Depreciation and amortization	200,917	192,240	169,312	147,669	148,427
Loss (gain) on disposition of assets	127	(1,672)	(781)	199	(39)

Total costs and expenses	1,525,478	1,766,870	2,090,506	1,359,893	1,146,628

Operating income	245,195	380,662	475,812	146,414	188,395
Equity in earnings of affiliates	532	451	384	252	420
Other expense	(291)	(663)	(345)	(482)	(226)
Interest expense	(17,690)	(18,738)	(21,461)	(14,310)	(13,213)

Earnings before taxes on income	227,746	361,712	454,390	131,874	175,376
Provision for taxes on income	(84,942)	(133,742)	(169,782)	(49,468)	(65,430)

Net earnings	142,804	227,970	284,608	82,406	109,946
Less: Net earnings attributable to Non-controlling interests	(1,398)	(1,286)	(2,602)	(538)	(895)

Net earnings attributable to Kirby	$141,406	$226,684	$282,006	$81,868	$109,051

	At December 31,			At September 30,
	2016	2015	2014	2017	2016
	(in thousands of U.S. dollars)
Balance Sheet Data:
Property and equipment, net	$2,921,374	$2,778,980	$2,589,498	$3,096,110	$2,918,915
Total assets	4,289,895	4,140,558	4,127,052	5,200,415	4,212,564
Long-term debt, less current portion	722,802	774,849	595,705	1,031,028	726,004
Total equity	2,412,867	2,279,196	2,264,913	2,876,128	2,386,749

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our consolidated ratio of earnings to fixed charges for each of the periods presented. For purposes of computing the following ratios, earnings consist of net income before income tax expense, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, plus the portion of rental expense deemed to be interest.

	Pro Forma(1)		Nine months ended September 30, 2017
	Nine months ended September 30, 2017	Year ended December 31, 2016		Year ended December 31,
				2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	5.2x	6.0x	5.6x	6.8x	10.2x	12.0x	9.7x	9.0x

(1)	The pro forma ratio of earnings to fixed charges for the nine months ended September 30, 2017 and for the year ended December 31, 2016 assumes that the Acquisition does not close and therefore gives effect to the offering and sale of the Notes and the application of all of the net proceeds therefrom to repay borrowings under our revolving credit facility.

RISK FACTORS

You should carefully consider the following risk factors and the information discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus, before making an investment decision. The risk factors included, incorporated by reference or otherwise referred to herein are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

We may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds from this offering to pay the aggregate purchase price of the Acquisition, including the payment of related fees and expenses, and for general corporate purposes. To the extent that the Acquisition is not consummated or is consummated in a manner different than described herein, we may use the net proceeds for other purposes with which you do not agree. See “Use of Proceeds.”

The Notes are effectively subordinated to the indebtedness of our subsidiaries.

We conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary for us to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as the subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the Notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. At September 30, 2017, we and our subsidiaries had a total of approximately $1.03 billion of indebtedness outstanding (other than trade payables and repurchase agreements), of which $0.9 million was indebtedness of subsidiaries.

The Notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The Notes are not secured by any of our assets. The terms of the indenture permit us to issue secured indebtedness, subject to certain limitations, without equally and ratably securing the Notes. See “Description of the Debt Securities” in the accompanying prospectus. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender. Accordingly, the secured lenders will have a prior claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of these Notes can be satisfied. As of the date of this prospectus supplement, we do not have significant amounts of secured indebtedness.

We may choose to redeem the Notes prior to maturity.

We may redeem some or all of the Notes at any time and from time to time as described under the caption “Description of the Notes—Optional Redemption.” Although the Notes contain make-whole provisions during certain periods designed to compensate you for the lost value of your Notes if we redeem your Notes prior to maturity, the make-whole provisions are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Notes.

Negative covenants in the indenture offer only limited protection to holders of the Notes.

The indenture governing the Notes contains negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes or that is structurally senior to the Notes;

•	restrict our ability to repurchase or redeem our securities;

•	restrict our ability to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes; or

•	restrict our ability to make investments.

Our credit ratings may not reflect all risks of your investment in the Notes and these ratings could be lowered at any time.

The credit ratings assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of its rating may be obtained from each rating agency. There can be no assurance that the credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in the rating agency’s judgment, circumstances so warrant. For example, any ratings in effect on the date of this prospectus supplement could be lowered prior to the original issue date for the Notes or shortly thereafter. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

There may not be an active trading market for the Notes and future trading prices of the Notes will depend upon many factors.

The Notes are a new issue of securities for which there is currently no trading market. We do not intend to list the Notes on any securities exchange and no assurance can be given that an active trading market for the Notes will develop or, if developed, that it will continue. Although the underwriters have informed us that they currently intend to make a market in the Notes after we complete the offering, they have no obligation to do so and may discontinue their market-making with respect to the Notes at any time without notice. Any market-making activity will be subject to the limits imposed by U.S. federal securities laws and may be limited during the offering of the Notes.

If an active trading market does not develop or is not maintained with respect to the Notes, the market prices and liquidity of the Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price. The liquidity of any market for the Notes will depend on a number of factors, including:

•	time remaining to the maturity of the Notes;

•	the number of holders of the Notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Notes; and

•	prevailing interest rates.

Recent changes to U.S. tax law could adversely affect our operations, business, and financial condition.

New U.S. federal tax laws were recently enacted that provide for significant changes to U.S. tax law, some of which could have an adverse impact on our operations, business, and financial condition, and, by extension, an adverse impact on your investment in the Notes. The new laws are complex and lack developed administrative guidance; thus, the impact of certain aspects of these new laws on us, or on you, is currently unclear.

We may not have the funds necessary to finance the change of control repurchase offer required by the indenture.

Upon the occurrence of a Change of Control Repurchase Event (as defined herein), we will be required to make an offer to repurchase all outstanding Notes. Our other outstanding debt securities have a substantially similar repurchase requirement. Also, under our revolving credit facility, a Change of Control (as defined in such revolving credit facility) would constitute an event of default. We cannot assure you that we will have sufficient funds available to make any required repurchases of the Notes and the other outstanding debt securities. Any failure to repurchase any tendered notes in those circumstances would constitute an event of default under the indenture. An event of default could result in the declaration of the principal and interest on all the Notes to be due and payable.

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the Notes.

At September 30, 2017, we and our subsidiaries had a total of approximately $1.03 billion of indebtedness outstanding (other than trade payables and repurchase agreements). Additionally, we have the ability under our revolving credit facility to incur substantial additional debt in the future. Our level of indebtedness could have important consequences to you.

For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

USE OF PROCEEDS

We expect the net proceeds from the sale of the Notes to be approximately $494.9 million, after deduction of our offering expenses and underwriting discounts and commissions. We intend to use a portion of the net proceeds from the sale of the Notes to pay the aggregate purchase price of the Acquisition, including the payment of related fees and expenses. We intend to use the remainder of the net proceeds from the sale of the Notes for general corporate purposes, which may include working capital, the repayment of indebtedness and future acquisitions. Immediately following the offering, we intend to use the net proceeds of this offering to repay borrowings under our revolving credit facility pending application toward other uses.

Our $850 million revolving credit facility bears interest at a floating rate equal to LIBOR plus an applicable spread that ranges from 100 basis points to 187.5 basis points, based on our credit rating. Alternatively, we can elect to have interest accrue at an alternate base rate which is defined as the greater of the prime rate, the federal funds rate plus 50 basis points, or the then-current 30-day LIBOR plus 100 basis points. The revolving credit facility matures on June 26, 2022. At February 5, 2018, we had approximately $464 million of indebtedness outstanding under our revolving credit facility with an interest rate of 2.58% (LIBOR plus 100 basis points).

In the event the Acquisition does not close, we will use all of the net proceeds from the sale of the Notes for general corporate purposes, which may include working capital, the repayment of indebtedness and future acquisitions.

CAPITALIZATION

The following table sets forth, at September 30, 2017, our consolidated cash and cash equivalents, short-term debt and capitalization on (i) an actual basis and (ii) an as adjusted basis giving effect to the sale of the Notes and the use of approximately $419 million of the net proceeds to pay the aggregate purchase price of the Acquisition as described under “Use of Proceeds.” Other than to reflect the payment of such purchase price, the as adjusted data does not reflect the payment of related fees and expenses and does not otherwise give effect to the Acquisition. You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At September 30, 2017
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$4,826	$80,771

Short-term debt (including current maturities of long-term debt)	$2,400	$2,400

Long-term debt:
Senior Notes, Series A due 2020	$150,000	$150,000
Senior Notes, Series B due 2023	350,000	350,000
Notes offered hereby	—	498,150
Revolving credit facility due 2022	524,410	524,410
Other	10,258	10,258
Unamortized debt issue costs	(3,640)	(7,940)

Total long-term indebtedness	$1,031,028	$1,524,878

Shareholders’ equity:
Common stock	6,547	6,547
Additional paid-in capital	799,714	799,714
Accumulated other comprehensive income—net	(35,778)	(35,778)
Retained earnings	2,415,618	2,415,618
Treasury stock—at cost	(313,423)	(313,423)

Total stockholders’ equity	2,872,678	2,872,678

Total capitalization	$3,906,106	$4,399,956

DESCRIPTION OF THE NOTES

We have summarized certain provisions of the Notes below. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. In this section, references to the terms “the Company,” “we,” “our,” “us,” or other similar terms means Kirby Corporation, the issuer of the Notes, and not any of its subsidiaries.

General

The Notes will be issued as a series of debt securities under the indenture to be dated as of February 12, 2018 between the Company, as issuer, and U.S. Bank National Association, as trustee.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities with the same terms as the Notes (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) and ranking equally and ratably with the Notes offered hereby. Any additional debt securities having such similar terms, together with the Notes offered hereby, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions; provided that such additional debt securities are fungible with the Notes for U.S. federal income tax purposes. No such additional debt securities may be issued if an “Event of Default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the Notes.

The Notes will initially be limited to $500,000,000 in aggregate principal amount and will mature on March 1, 2028. The Notes will bear interest at the rate of 4.200% per year from the original issue date (February 12, 2018), or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the Notes semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2018, to the holders of record at the close of business on the preceding February 15 and August 15, respectively (whether or not a business day). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date (including an interest payment date falling on a redemption date or the maturity date) falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after the interest payment date, redemption date or maturity date, as the case may be, to the date the payment is made. Interest payable on the Notes will include accrued and unpaid interest from, and including, the date of issue or the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date, redemption date or maturity date, as the case may be.

We will issue the Notes only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “Book-Entry Delivery and Settlement,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture does not limit the amount of debt that we or our subsidiaries can incur. However, the indenture does restrict our ability and our subsidiaries’ ability to incur secured debt. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

In addition, we conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary for us to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as the subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the Notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. At September 30, 2017, we and our subsidiaries had a total of approximately $1.03 billion of indebtedness outstanding (other than trade payables and repurchase agreements), of which $0.9 million was indebtedness of subsidiaries.

Optional Redemption

We may redeem the Notes in whole at any time or in part from time to time prior to the Par Call Date, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

In addition, at any time on and after the Par Call Date, we may redeem some or all of the Notes, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the redemption date) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming, for this purpose, that the Notes mature on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means December 1, 2027, the date that is three months prior to the maturity date of the Notes.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Morgan Stanley & Co LLC and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) at least two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail or otherwise provide notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed, except that redemption notices may be mailed or otherwise provided more than 60 days before a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Once notice of redemption is mailed or provided, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). Prior to the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate or in case the Notes are represented by one or more global notes, beneficial interests therein shall be selected for redemption by DTC in accordance with its applicable procedures therefor.

For the avoidance of doubt, the trustee will have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption under the indenture.

In addition, we may at any time purchase any of the Notes by tender, in the open market or by private agreement, subject to applicable law.

Offer to Repurchase upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the Notes in whole as described above, we will make an offer to each holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the repurchase date.

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will mail or otherwise provide a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise provided (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being repurchased by us.

The paying agent will promptly deliver to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a change of control offer as described above and we, or any third party making such an offer in lieu of us as described above, repurchase all of the Notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the price paid to holders on the Change of Control Payment Date plus accrued and unpaid interest to, but excluding, the Second Change of Control Payment Date.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Definitions

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that could trigger your right to require us to repurchase the Notes as described above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

The Notes will not have the benefit of any sinking fund.

Defeasance

The defeasance provisions of the indenture apply to the Notes. If we exercise rights of covenant defeasance pursuant to the indenture, we will no longer be obligated to offer to repurchase outstanding Notes upon a Change of Control Repurchase Event.

Book-Entry Delivery and Settlement

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC, in the United States, Clearstream Banking, S.A., or “Clearstream,” or Euroclear Bank SA/NV, or “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has indicated that:

•	it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	it holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC;

•	it is owned by a number of its direct participants and by the New York Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, or the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Individual certificates in respect of the Notes will not be issued in exchange for the global notes, except in very limited circumstances. If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the entire global security for the Notes. If an Event of Default has occurred with respect to the Notes and is continuing and the registrar has received a request from the depositary to issue Notes in definitive form in exchange for all or a portion of a global security, we will do so upon such request. In addition, we may at any time choose not to have Notes represented by a global security and will then issue Notes in definitive form in exchange for the entire global security relating to the Notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to that beneficial interest and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

Information Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of United States federal income tax considerations relating to the acquisition, ownership and disposition of the Notes. It is not a complete analysis of all the potential tax considerations relating to the Notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations relating to the acquisition, ownership and disposition of the Notes.

This summary is limited to beneficial owners of the Notes that purchase the Notes upon their initial issuance at their “issue price” (generally, the first price at which a substantial amount of the Notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any non-income tax provisions of the Code. In addition, this summary does not address all United States federal income tax considerations that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain categories of investors that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	a corporation that accumulates earnings to avoid United States federal income tax, or a person subject to the personal holding company or accumulated earnings rules;

•	a person related to us for U.S. tax purposes;

•	an individual retirement or other tax-deferred account;

•	S-corporations;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code;

•	“controlled foreign corporations” or “passive foreign investment companies”; or

•	entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership or arrangement classified as a partnership for United States federal income tax purposes that will hold Notes, you are urged to consult your own tax advisor regarding the tax consequences of holding the Notes to you.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Additional Payments

Although the matter is not free from doubt, we believe, and we intend to take the position, that the Notes are not characterized as contingent payment debt instruments under United States federal income tax law even though the Notes provide for certain contingent payments. See “Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event,” and “Description of the Notes—Optional Redemption.” Our determination is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, you might be required to accrue interest income at a higher rate than the stated interest rate on the Notes, and to treat as ordinary income any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences thereof.

Considerations for U.S. Holders

The following portion of this summary will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more United States persons (as defined under the Code) have the authority to control all of the substantial decisions of that trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

Payments of Interest

It is anticipated, and this discussion assumes, that the Notes will be issued at par or at a discount that is less than a “de minimis” amount for United States federal income tax purposes. Stated interest on the Notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

(If contrary to what is noted above the Notes are issued at a discount that is equal to or more than a de minimis amount (i.e.,  1⁄4% of the principal amount of the notes multiplied by the Notes’ full years to maturity), the following general rules will apply. A U.S. Holder (whether a cash or accrual method taxpayer) will be required to accrue original issue discount on a “constant yield basis” and include such accruals in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. Accrual method U.S. Holders that prepare an “applicable financial statement” (as defined in Section 451 of the Code) generally would be required to include original issue discount (and certain other items of income such as market discount) in gross income no later than the time such amounts are reflected on such a financial statement. Under this special financial statement rule, a taxpayer could have an acceleration of income recognition for these items than otherwise provided under general U.S. federal income tax rules. The application of this rule to income associated with original issue discount instruments is effective for taxable years beginning after December 31, 2018.)

Sale or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will be your cost for the Note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such Note. Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the Note is more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain U.S. Holders that are individuals or estates, or trusts that do not fall into a special class of trusts that is exempt from such tax, and whose income exceeds certain thresholds generally are subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You are urged to consult your own tax advisors with respect to the application of this tax to income and gains in respect of an investment in the Notes.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments on the Notes and to payments of the proceeds from a sale or other taxable disposition of the Notes unless you are an exempt recipient. United States federal backup withholding generally will apply to payments if you fail to furnish a properly completed and executed IRS Form W-9 to us or our paying agent providing your taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Considerations for Non-U.S. Holders

The following portion of this summary will apply to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for United States federal income tax purposes.

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on the Notes to you generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if:

•	you do not conduct a trade or business within the United States with which the interest income is effectively connected (or, if an applicable income tax treaty applies, such income is not, attributable to your permanent establishment or fixed base in the United States);

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	you provide a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the Notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the Notes generally will be subject to the 30% United States federal withholding tax, unless you provide us either with (1) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty, or (2) a properly completed and executed IRS Form W-8ECI (or successor form) certifying that interest paid on the Notes is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or Gain Effectively Connected with a United States Trade or Business”).

Sale or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a Note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point above, see “—Income or Gain Effectively Connected with a United States Trade or Business” below. If you are described in the second bullet point above, you will generally be subject to United States federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources in the taxable year of disposition, including gain from such disposition, exceed any capital losses allocable to United States sources in the taxable year of disposition, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the Notes is attributable to accrued but unpaid interest on the Notes, it generally will be treated in the same manner as described in “—Payments of Interest” above.

Income or Gain Effectively Connected with a United States Trade or Business

If you are engaged in the conduct of a trade or business in the United States and interest on a Note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a Note is effectively connected with the conduct of that trade or business, you will generally be subject to United States federal income tax (but not the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally meet these certification requirements by providing a properly completed and executed IRS Form W-8ECI (or successor form) to us or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to United States federal income tax on a net income basis only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the Notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

Provisions in the Code commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the notes and (for dispositions after December 31, 2018) on gross proceeds of sales or redemptions of the Notes paid to certain non-U.S. Holders. Subject to certain limitations, this FATCA tax is imposed on U.S.-source interest income and on the gross proceeds from the sale or other disposition of a debt obligation that produces U.S.-source interest income paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country; or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity certifies certain information, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding the “substantial United States owners” (as defined in the Code) of such entity (if any). You are urged to consult with your own tax advisor regarding the implications of this legislation on their investment in a Note.

The summary of United States federal income tax considerations set forth above is intended for general information only and may not be applicable depending upon an investor’s particular situation. You are urged to consult you own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of Notes, including the tax consequences under United States federal income tax laws, state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$170,000,000
Wells Fargo Securities, LLC	170,000,000
J.P. Morgan Securities LLC	50,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	50,000,000
U.S. Bancorp Investments, Inc.	25,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC.	25,000,000
BOK Financial Securities, Inc.	10,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to the receipt of legal opinions by counsel covering the validity of the Notes and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer some of the Notes directly to the public at the respective offering prices set forth on the cover page of this prospectus supplement and may offer some of the Notes to dealers at the applicable offering price less a concession not to exceed 0.400% of the principal amount of the Notes. The underwriters may allow, and dealers may re-allow, a concession not to exceed 0.250% of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the applicable offering price and other selling terms.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or automated quotation system. We have been advised by the underwriters that they intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading market for, the Notes.

The following table shows the underwriting discount and commission that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Kirby Corporation
Per Note	0.650%

In connection with the offering, the representatives may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or postponing a decline in the market price of the Notes while the offering is in progress.

The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representative responsible for stabilizing activities on behalf of the syndicate, in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The representatives may conduct these transactions in the over-the-counter market or otherwise. If the representatives commence any of these transactions, they may discontinue them at any time without notice.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Company estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1.1 million.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and/or may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received, and/or in the future may receive, customary fees and commissions for these transactions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from the sale of the Notes to pay the aggregate purchase price of the Acquisition, including the payment of related fees and expenses. An affiliate of Wells Fargo Securities, LLC is acting as financial advisor to us in connection with the Acquisition and will be paid a customary fee in connection therewith. In connection with our revolving credit facility, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, acted as syndication agent, joint bookrunner and co-lead arranger and is a lender under the revolving credit facility. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

We expect that the delivery of the Notes will be made against payment therefor on or about February 12, 2018, which is the third scheduled business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under rule 15c6-1 promulgated under the Exchange Act trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of Notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the new notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the new notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of the Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of new notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Legal matters with respect to United States and New York law will be passed upon for us by Mayer Brown LLP. Legal matters with respect to Nevada law will be passed upon for us by Fennemore Craig, P.C. Cravath, Swaine & Moore LLP, New York, New York, is acting as counsel to the underwriters in connection with this offering.

Kirby Corporation

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should consider the risk factors in any supplement to this prospectus and in any documents that we incorporate by reference in this prospectus.

The date of this prospectus is February 5, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, we may offer the debt securities covered by this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the debt securities we may offer. Each time we offer debt securities pursuant to this prospectus, we will provide a prospectus supplement, if required, that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update, or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement, and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” before you invest in our debt securities.

You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement, or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any related free writing prospectus, or any sale of debt securities. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus, applicable prospectus supplements, or related free writing prospectuses that we may authorize to be provided to you, or the documents incorporated by reference in the foregoing, may contain summaries of certain agreements or other documents (or portions thereof), but reference is in all cases made to the actual complete agreements or documents, and all such summaries are qualified in their entirety by the actual agreements or documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to the terms “the Company,” “we,” “our,” “us,” or other similar terms means Kirby Corporation and its subsidiaries.

ABOUT KIRBY CORPORATION

This business overview highlights information contained in certain documents incorporated by reference into this prospectus. This business overview does not contain all of the information that you should consider before investing in our debt securities. You should read the entire prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated therein by reference carefully, including the “Risk Factors” sections and the financial statements and the notes thereto, before making an investment decision.

We are the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. We transport petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. We also operate five offshore dry-bulk barges, five offshore tugboats and one docking tugboat transporting dry-bulk commodities in the United States coastal trade. Through our distribution and services segment, we provide after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. We also rent equipment including generators, fork lifts, pumps, and compressors for use in a variety of industrial markets, and manufacture and remanufacture oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

Our common stock is traded on the New York Stock Exchange under the symbol “KEX.”

Our principal executive offices are located at 55 Waugh Drive, Suite 1000, Houston, Texas 77007, and our telephone number is (713) 435-1000. Our mailing address is P.O. Box 1745, Houston, Texas 77251-1745. Our Internet website is www.kirbycorp.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in or incorporated by reference into this prospectus, any prospectus supplement, or any related free writing prospectus that are not historical facts, including, but not limited to, any projections, are forward-looking statements and involve a number of risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or the negative thereof, or other variations thereon or comparable terminology. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, and tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude, and number of acquisitions made by the Company. For a more detailed discussion of factors that could cause actual results to differ from those presented in forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Forward-looking statements are based on currently available information and the Company assumes no obligation to update any such statements.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our consolidated ratio of earnings to fixed charges for each of the periods presented. For purposes of computing the following ratios, earnings consist of net income before income tax expense, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, plus the portion of rental expense deemed to be interest.

	Nine months ended September 30, 2017	Year ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	5.6x	6.8x	10.2x	12.0x	9.7x	9.0x

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the debt securities will be added to our general funds and will be available for general corporate purposes, including:

•	meeting our working capital requirements;

•	funding capital expenditures and possible acquisitions of, or investments in, businesses and assets; and

•	repaying indebtedness originally incurred for general corporate purposes.

Until we use the net proceeds, we will invest them in short-term or long-term marketable securities or use them to repay short-term borrowings.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The debt securities will be issued under an indenture to be entered into between us and U.S. Bank National Association, as trustee. We have summarized certain terms and provisions of the indenture in this section. We have also filed the form of indenture as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for additional information before you buy any debt securities.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use capitalized words to signify terms that have been specifically defined in the indenture. Some of the definitions are repeated herein, but for the rest you will need to read the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement.

General

The debt securities will be our unsecured and unsubordinated obligations ranking on parity with all of our other unsecured and unsubordinated indebtedness.

The indenture does not limit the amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of the holders of a series of debt securities, issue additional debt securities of that series having the same ranking and the same interest rate, maturity date and other terms (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) as such debt securities. Any such additional debt securities, together with the initial debt securities, will constitute a single series of debt securities under the indenture, including for purposes of voting and redemptions; provided that such additional debt securities are fungible with that series of debt securities for U.S. federal income tax purposes. No additional debt securities of a series may be issued if an event of default under the indenture has occurred and is continuing with respect to that series of debt securities.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities of the series;

•	any limit on the total principal amount of the debt securities of that series;

•	whether the debt securities will be issuable as registered securities, bearer securities or both;

•	whether any of the debt securities are to be issuable initially in temporary global form;

•	whether any of the debt securities are to be issuable in permanent global form;

•	the person to whom interest on the debt securities is payable, if such person is not the person in whose name the debt securities are registered;

•	the date or dates on which the debt securities will mature and our ability to extend such date or dates;

•	if the debt securities bear interest:

•	the interest rate or rates on the debt securities or the formula by which the interest rate or rates shall be determined;

•	the date or dates from which any interest will accrue;

•	any circumstances under which we may defer interest payments;

•	the record and interest payment dates for debt securities that are registered securities; and

•	whether the interest rate or interest rate formula can be reset and, if so, the date or dates on which the interest rate or interest rate formula can be reset;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be presented for registration of transfer or exchange; and

•	notice and demands can be given to us relating to the debt securities and under the indenture;

•	the date, if any, after which and the price or prices (and other applicable terms and provisions) at which we may redeem the offered debt securities pursuant to any optional or mandatory redemption provisions that would permit or require us or the holders of the debt securities to redeem the debt securities prior to their final maturity;

•	any sinking fund or analogous provisions that would obligate us to redeem the debt securities, in whole or in part, before their final maturity;

•	the denominations in which any debt securities which are registered debt securities will be issuable, if other than minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof;

•	the denominations in which any debt securities which are bearer securities will be issuable, if other than minimum denominations of $5,000;

•	the currency or currencies of payment on the debt securities;

•	any index used to determine the amount of payments on the debt securities;

•	the portion of the principal payable upon acceleration of the debt securities following an event of default, if such portion is other than the principal amount of the debt securities;

•	any events of default which will apply to the debt securities in addition to those contained in the indenture;

•	any additional covenants applicable to the debt securities and whether certain covenants can be waived;

•	whether the provisions described below under the heading “Defeasance” apply to the debt securities; and

•	any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture.

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, then the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currencies will be set forth in the applicable prospectus supplement.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register.

Denominations, Registration and Transfer

We may issue the debt securities as registered securities, bearer securities or both. We may issue debt securities in the form of one or more global securities, as described below under “Global Securities.” Unless we state otherwise in the applicable prospectus supplement, registered securities denominated in U.S. dollars will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Bearer securities denominated in U.S. dollars will be issued only in minimum denominations of $5,000 with coupons attached. A global security will be issued in a denomination equal to the total principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign currency will specify the denominations of the debt securities.

You may exchange any debt securities of a series for other debt securities of that series if the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and the same terms as the debt securities that were surrendered for exchange. In addition, if debt securities of any series are issuable as both registered securities and as bearer securities, you may, subject to the terms of the indenture, exchange bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of the series for registered securities of the same series of any authorized denominations and that have the same aggregate principal amount and the same terms as the debt securities that were surrendered for exchange.

Unless we state otherwise in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest attached. Interest will not be payable on the registered security on the relevant date for payment of interest issued in exchange for the bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture.

Unless we state otherwise in the applicable prospectus supplement, bearer securities will not be issued in exchange for registered securities.

Registered securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where you can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. If debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for such series. If debt securities of a series are issuable as bearer securities, we will be required to maintain, in addition to the security registrar, a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

We shall not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the selection of debt securities of that series to be redeemed and ending at the close of business on:

•	the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered securities; or

•	the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer securities; or

•	the mailing of the relevant notice of redemption, if debt securities of that series are also issuable as registered securities and there is no publication;

•	register the transfer of or exchange any registered security selected for redemption, except for the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security selected for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption.

Original Issue Discount Securities

Debt securities may be issued as original issue discount securities and sold at a discount below their stated principal amount. If a debt security is an original issue discount security, an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Payments and Paying Agents

Unless we state otherwise in the applicable prospectus supplement, payment of principal and any premium and interest on registered securities, other than a global security, will be made at the office of the paying agent or paying agents we may designate from time to time. At our option, payment of any interest may be made (i) by check mailed to the address of the payee entitled to payment at the address listed in the security register, or (ii) by wire transfer to an account maintained by the payee as specified in the security register. Unless we state otherwise in the applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for such interest payment.

Unless we state otherwise in the applicable prospectus supplement, payment of principal and any premium and interest on bearer securities will be payable, subject to applicable laws and regulations, at the offices of the paying agent or paying agents outside the United States that we may designate from time to time. At our option, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. Unless we state otherwise in the applicable prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only upon presentation and surrender of the coupon relating to that interest payment date. No payment on any bearer security will be made:

•	at any of our offices or agencies in the United States;

•	by check mailed to any address in the United States; or

•	by transfer to an account maintained in the United States.

Neither we nor our paying agents will make payment on bearer securities or coupons, or upon any other demand for payment, if you present them to us or our paying agents within the United States. Notwithstanding the foregoing, payment of principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars will be made at the office of our paying agent in the United States if, and only if, payment of the full amount payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Unless we state otherwise in the applicable prospectus supplement, the principal office of the trustee in New York City will be designated as our sole paying agent for payments on debt securities that are issuable only as registered securities. We will name in the applicable prospectus supplement any paying agent outside the United States, and any other paying agent in the United States, initially designated by us for the debt securities. We may, at any time:

•	designate additional paying agents;

•	rescind the designation of any paying agent; or

•	approve a change in the office through which any paying agent acts.

If debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•	a paying agent in each place of payment for that series in New York City for payments on any registered securities of that series;

•	a paying agent in each place of payment located outside the United States where debt securities of that series and any coupons may be presented and surrendered for payment. If the debt securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, then we will maintain a paying agent in London, Luxembourg City or any other required city located outside the United States for debt securities of that series; and

•	a paying agent in each place of payment located outside the United States where, subject to applicable laws and regulations, registered securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us may be served.

Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remains unclaimed two years after the payments were due will be returned to us. After that time, any holder of a debt security or any coupon may only look to us for payments on the debt security or coupon.

Global Securities

Global Securities. The debt securities may be issued initially in book-entry form and represented by one or more global securities in fully registered form without interest coupons which will be deposited with the trustee as custodian for The Depository Trust Company, which we refer to as “DTC,” and registered in the name of Cede & Co. or another nominee designated by DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for certificated securities except in the limited circumstances described below.

All interests in the global securities will be subject to the rules and procedures of DTC.

Certain Book-Entry Procedures for the Global Securities. The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to collectively as the “indirect participants,” that clear through or maintain a custodial relationship with a participant either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with an interest in the global security; and

•	ownership of beneficial interests in the global securities will be shown on, and the transfer of ownership of beneficial interests in the global securities will be effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the securities represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the securities represented by that global security for all purposes of the securities and the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered the owners or holders of the securities represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of securities under the indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of securities, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC or for maintaining, supervising or reviewing any records of DTC relating to the securities.

Payments with respect to the principal of and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the debt securities, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.

Certificated Securities. Individual certificates in respect of the debt securities will not be issued, except in very limited circumstances. If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in definitive form in exchange for the entire global security for such debt securities. If an Event of Default has occurred with respect to the debt securities and is continuing and the registrar has received a request from the depositary to issue debt securities in definitive form in exchange for all or a portion of a global security, we will do so upon such request. In addition, we may at any time choose not to have debt securities represented by a global security and will then issue debt securities in definitive form in exchange for the entire global security for such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities represented by the global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Debt securities so issued in definitive form will be issued as registered debt securities.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the securities to be issued in certificated form.

Bearer Debt Securities

If we issue bearer securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

Covenants Contained in the Indenture

Limitation on Liens

We will not, and will not permit any of our Subsidiaries to, create, assume, incur or suffer to be created, assumed or incurred, any Lien to secure any Debt upon any Principal Property, or on the capital stock of any Subsidiary owning a Principal Property, without effectively providing that the debt securities (together with, at our option, any other Indebtedness of us or any of our Subsidiaries ranking equally in right of payment with the debt securities) shall be secured equally and ratably with (or prior to) the Debt so secured for so long as such Debt is so secured. The foregoing obligation shall not apply to:

(1)	Liens for taxes, assessments or governmental charges or levies if the same shall at the time not be delinquent or thereafter may be paid without penalty, or the validity of which is being contested in good faith;

(2)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested by us or such Subsidiary in good faith;

(3)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, pensions or other employee benefits and other social security laws or regulations;

(4)	any attachment, judgment or other like Liens, unless the judgment it secures shall not, within 60 days after entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of such stay;

(5)	other Liens incidental to the normal course of the business of us and our Subsidiaries or the ownership of their property, including, without limitation, deposits and Liens with respect to the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case which are not securing Debt;

(6)	easements, zoning restrictions, rights of way, reservations, exceptions, minor encroachments, restrictions and similar encumbrances on real property arising in the ordinary course of business that do not secure any monetary obligation and that, in the aggregate, do not materially interfere with the ordinary conduct of business of us and our Subsidiaries taken as a whole;

(7)	licenses, leases or subleases granted to other Persons in the ordinary course of business and not interfering in any material respect with the use of such property by us and our Subsidiaries;

(8)	customary bankers’ Liens and rights of setoff on accounts or deposits arising by operation of law or within the documentation establishing said account;

(9)	Liens created in favor of a governmental authority to secure partial, progress, advance or other contractual payments pursuant to any agreement or statute;

(10)	Liens on property or assets of us or any of our Subsidiaries securing Debt owing to us or to another Subsidiary;

(11)	Liens on property or assets securing the Debt of us or any Subsidiary as of the date of the indenture;

(12)	any Lien created to secure all or part of the purchase price, or to secure Debt (including Capital Leases) incurred or assumed to pay all or any part of the purchase price or cost of construction, of property or assets (or any improvement thereon) acquired or constructed by us or a Subsidiary after the date of the indenture, provided that (i) any such Lien shall extend solely to the item or items of such property or assets (and any improvements thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon and proceeds thereof) or asset which is an improvement to or is acquired or constructed property or asset (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon), and (ii) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property or asset;

(13)	any Lien existing on property or assets of a Person immediately prior to its being consolidated with or merged into us or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property or asset acquired by us or a Subsidiary at the time such property or asset is so acquired (whether or not the Debt secured thereby shall have assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property or assets, and (ii) each such Lien shall extend solely to the item or items of property or asset so acquired (and proceeds thereof) and, if required by the terms of the instrument originally creating such Lien, other property or asset which is an improvement to or is acquired for specific use in connection with such acquired property or asset; and

(14)	any Lien renewing, extending, replacing or refunding any Lien permitted by foregoing clauses (or this clause (14) in respect of any of the foregoing), provided that (a) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal, replacement or refunding is not increased and (b) such Lien is not extended to any other property (and any improvements thereon).

Notwithstanding the restrictions in the paragraph above, we and our Subsidiaries may create, assume or incur, or suffer to be created, assumed or incurred, Liens that would otherwise require us to secure the debt securities provided that the aggregate principal amount of the Debt secured thereby, together with the aggregate amount of Attributable Debt of Sale and Leaseback Transactions, does not at the time exceed 20% of Consolidated Net Tangible Assets.

Limitation on Sale-Leaseback Transactions

We will not, and we will not permit any Subsidiary owning a Principal Property to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1)	such transaction involves a lease for not more than three years (or which may be terminated by us or any Subsidiary within a period of not more than three years);

(2)	such transaction involves leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of the property;

(3)	such transaction is with us or another Subsidiary; or

(4)

the net proceeds of the sale of the property to be leased are at least equal to such property’s fair market value, as determined by our board of directors in good faith, and such net proceeds are applied within

365 days of the effective date of the Sale and Leaseback Transaction, or we enter into a definitive agreement within such 365-day period to apply such net proceeds, to (a) the purchase, construction, development or acquisition of properties or assets, (b) the redemption, repayment or other retirement for value of the debt securities or any Debt of the Company that ranks equally in right of payment with the debt securities and has a remaining term of at least one year or any Debt of one or more Subsidiaries that has a remaining term of at least one year or (c) any combination of the applications referred to in clauses (a) and (b).

Notwithstanding the restrictions in the paragraph above, we and our Subsidiaries will be permitted to enter into Sale and Leaseback Transactions that would otherwise be subject to such restrictions if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate principal amount of all outstanding Debt secured by Liens permitted by the second full paragraph in the subsection above titled “—Limitations on Liens”, does not at the time exceed 20% of Consolidated Net Tangible Assets.

Certain Definitions

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any time of determination, the lesser of

(a) the present value at that time of the obligation of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended) or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water and utility rates and similar charges and contingent rents (such as those based on sales or monetary inflation). Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; and

(b) if the obligation with respect to the Sale and Leaseback Transaction constitutes an obligation that is required to be accounted for as a Capital Lease, the amount equal to the capitalized amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee.

“Capital Lease” means, as to any Person, any lease or rental agreement in respect of which such Person’s obligations as lessee under such lease or rental agreement, constitute obligations which shall have been or should be, in accordance with GAAP, capitalized on the balance sheet of such Person.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets after deducting therefrom:

(i)	all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

(ii)	unamortized debt discount and expense, goodwill, trademarks, trade names, patents and other intangible assets, all as shown on our most recent quarterly consolidated balance sheet and computed in accordance with GAAP.

“Consolidated Net Worth” means, as of any date, the total shareholder’s equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Subsidiary” means, as of any date, any Subsidiary of the Company that, in accordance with GAAP, would be included in the consolidated financial statements of the Company prepared as of such date.

“Current Liabilities” means, as of any date, all liabilities (including, without limitation, accounts payable incurred for services rendered and property purchased in the ordinary course of business) which would be reflected as current liabilities on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP consistently applied, but excluding current maturities of Funded Debt of the Company and its Consolidated Subsidiaries as of such date.

“Debt” of any Person shall mean, without duplication: (a) any obligation of such Person for borrowed money; (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments; (c) any reimbursement obligations of such Person in respect of drawings under a letter of credit or similar instrument; and (d) any indebtedness or obligations of others of the type described in clauses (a) through (c) that is guaranteed by such Person or secured by a Lien on any property or asset of such Person. The amount of Debt of any Person for the purposes of clause (d) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Debt and (y) so long as such Debt is non-recourse to such Person, the fair market value of the relevant property or asset as determined by such Person in good faith.

“Derivative Obligations” means, with respect to any Person, payment obligations with respect to foreign exchange transactions and interest rate, currency and commodity swaps, caps, floors, collars, forward sale contracts, other similar obligations and combinations of the foregoing (collectively, “swaps”).

“Funded Debt” means, as of any date, the sum of the following, without duplication: (a) all Debt of the Company and its Consolidated Subsidiaries on a consolidated basis as of such date, less (b) to the extent included in the amount described in clause (a), the sum of the following (without duplication): (i) all Current Liabilities (other than Current Liabilities that represent Debt for borrowed money or Capital Leases) on a consolidated basis as of such date, (ii) any Debt of any Consolidated Subsidiary in excess of the Company’s proportionate share thereof (based on its direct or indirect equity interest therein), (iii) all other deferred long term liabilities that do not represent Debt for borrowed money or Capital Leases, including deferred compensation, deferred revenue and other deferred items classified as other liabilities of the Company and its Consolidated Subsidiaries on a consolidated basis as of such date, and (iv) all Derivative Obligations of the Company and its Consolidated Subsidiaries as of such date; plus (c) to the extent not otherwise included in the amount described in clause (a), the sum of the following (without duplication): (i) all Debt of the Company and its Consolidated Subsidiaries outstanding under a revolving credit or similar agreement, (ii) the present value (discounted at the implicit rate, if known, or ten percent (10%) per annum otherwise) of all obligations in respect of Capital Leases of the Company and its Consolidated Subsidiaries, and (iii) all obligations of the Company and its Consolidated Subsidiaries under Guaranties of Debt.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Guaranties” means, as to any Person, all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or, in effect, guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Debt or (ii) to maintain working capital or other balance sheet conditions or otherwise to advance or make available funds for the purchase or payment of such Debt, (c) to lease property or to purchase securities (as defined in section 2(1) of the Securities Act of 1933, as amended) or other property or services primarily for the purpose of assuring the owner of such Debt of the ability of the primary obligor to make payment of the Debt or (d) otherwise to assure the owner of the Debt of the primary obligor against loss in respect thereof.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property or asset.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of us or any of our Subsidiaries, whether owned on or acquired after the date of the indenture, unless, in the opinion of our board of directors, such plant or facility or other asset is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole; provided, that any such individual property shall be deemed to not be a Principal Property (without the need for any board resolution) if such property does not have a net book value in excess of 0.1% of Consolidated Net Worth as of the date of our most recent quarterly consolidated balance sheet.

“Sale and Leaseback Transaction” means an arrangement relating to Principal Property owned by us or a Subsidiary on the date of the indenture or thereafter acquired by us or a Subsidiary whereby we or a Subsidiary transfers such property to a Person and we or a Subsidiary leases it from such Person.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

Restrictions on Mergers and Sales of Assets

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted so long as:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes responsibility for the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after giving effect to the transaction, no default under the indenture exists;

•	where the resulting or acquiring entity is not a corporation, a co-obligor of the debt securities is a corporation; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all obligations and covenants under the indenture and under the debt securities and coupons.

Reports and Other Information

So long as any debt securities are outstanding, the Company will furnish to the trustee and make available on its website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act within 15 days after the date such information, documents or other reports were filed with the SEC. If the Company is not required to file information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act, then it shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that if more than 50% of the Company’s voting stock is owned, directly or indirectly, by any Person that is (1) required to file such information, documents and reports under Sections 13 and 15(d) of the Exchange Act and (2) a guarantor of the debt securities, the Company may satisfy this requirement by furnishing to the trustee copies of the information, documents and reports that such Person is required to file with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act within 15 days after such Person is required to file the same with the SEC; provided further, however, that if the Company elects to comply with the foregoing proviso and such Person thereafter is no longer required to file such information, documents and reports with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, then the Company shall be permitted to continue to rely on the foregoing proviso for so long as such Person files with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

The Company will be deemed to have furnished such reports, information and documents to the trustee if the Company has filed such reports, information and documents with the SEC via the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system (or any successor system) or has made available such reports, information and documents on its website.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice or any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the Trustee is entitled to rely exclusively on officer’s certificates). The trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with this covenant or to determine whether such reports, information or documents have been posted on any website or filed with the SEC (via EDGAR or otherwise).

Modification and Waiver

Under the indenture, certain of our rights and obligations and certain of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of a majority of the total principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting together as a class. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of, or rate of interest on, any debt security or any change in the interest rate or method of calculating the interest rate applicable to any debt security;

•	a reduction in the premium payable upon redemption of any debt security;

•	a reduction in the amount of principal of an original issue discount debt security due and payable upon acceleration of the maturity of such debt security;

•	a change in place of payment where, or the currency in which, any payment on the debt securities is payable;

•	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•	a reduction in the percentage of outstanding debt securities of any series required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities of any series of debt securities may waive compliance by us with certain restrictive provisions of the indenture, on behalf of all holders of all series of debt securities to which such restrictive provision applies.

Under the indenture, the holders of at least a majority of the total principal amount of the outstanding debt securities may, on behalf of all holders of such series of debt securities, waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Events of Default

“Event of Default,” when used in the indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security of that series when due;

•	failure to deposit any sinking fund payment on debt securities of that series when due;

•	failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	an event of default under the terms of any mortgage, agreement or other instrument under which we or any of our Subsidiaries has outstanding any indebtedness for money borrowed in excess of the greater of 5% of the Company’s Funded Debt as of such date and $100,000,000 in the aggregate, (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise after any applicable grace period, and, in each case of (i) or (ii), such indebtedness is not discharged, or such acceleration is not otherwise cured or rescinded, within 30 days;

•	a final judgment or judgments for the payment of the greater of 5% of the Company’s Funded Debt as of such date and $100,000,000 (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our Subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the debt securities of that series when that series is created.

If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately, except that, if the Event of Default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of the series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration.

The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an Event of Default occurs and continues.

The indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, no defaults exist under the terms of the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default under the indenture with respect to the debt securities of the applicable series.

Other than its duties in the case of an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee indemnification satisfactory to the trustee. If indemnification satisfactory to the trustee is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee.

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to begin such proceeding;

•	the holder has offered to the trustee indemnification satisfactory to the trustee;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.

However, the holder of any debt security will have an absolute right to receive payment of principal of, and any premium and interest on, the debt security when due and to institute suit to enforce this payment.

Defeasance

The indenture includes provisions allowing defeasance of the debt securities of any series. In order to defease a series of debt securities, we would deposit with the trustee money or U.S. Government Obligations sufficient to make all payments on those debt securities. If we make a defeasance deposit with respect to a series of debt securities, we may elect either:

•	to be discharged from all of our obligations on that series of debt securities, except for our obligations to register transfers and exchanges; to replace temporary or mutilated, destroyed, lost or stolen debt securities; to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

•	to be released from our restrictions described above relating to mergers and sales of assets, liens and sale and leaseback transactions.

To establish the trust, we must deliver to the trustee an opinion of our counsel that the holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred.

The term “U.S. Government Obligations” means direct obligations of the United States of America backed by the full faith and credit of the United States.

Satisfaction and Discharge

We may be discharged from our obligations under the indenture when all of the debt securities not previously delivered to the trustee for cancellation have either matured or will mature or be redeemed within one year and we deposit with the trustee enough cash or U.S. Government Obligations to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such debt securities.

Notices

Unless we state otherwise in the applicable prospectus supplement, we will give notices to holders of bearer securities by publication in a daily newspaper in the English language of general circulation in New York City. We will give notices by mail to holders of registered securities at the addresses listed in the security register.

Persons Deemed Owners

Title to any bearer securities and any coupons issued with any bearer securities will pass by delivery. We and the trustee, and any of our or the trustee’s agents, may treat the bearer of any bearer security, the bearer of any coupon and the registered owner of any registered security as the owner of the security or coupon, whether or not the debt security or coupon shall be overdue and notwithstanding any notice to the contrary, for the purpose of making payment and for all other purposes.

Replacement of Securities and Coupons

We will replace any mutilated security, or a mutilated coupon issued with a security, at the holder’s expense upon surrender of the security to the trustee. We will replace destroyed, lost or stolen securities or coupons at the holder’s expense upon delivery to the trustee of evidence of the destruction, loss or theft satisfactory to us and the trustee. If any coupon becomes destroyed, stolen or lost, we will replace it by issuing a new security in exchange for the security with which the coupon was issued. In the case of a destroyed, lost or stolen security or coupon, an indemnity satisfactory to each of the trustee and us will be required at the holder’s expense before we will issue a replacement security.

Conversion and Exchange

If any offered debt securities are convertible into preferred stock or common stock at the option of the holders or exchangeable for preferred stock or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof.

Information Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business. U.S. Bank National Association also serves as trustee for certain of our other senior unsecured debt obligations.

PLAN OF DISTRIBUTION

We may sell debt securities to or through underwriters, agents or broker-dealers or directly to purchasers.

Underwriters, dealers and agents that participate in the distribution of the debt securities offered under this prospectus may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discounts and commissions, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the debt securities may be listed.

The distribution of the debt securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments that the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the debt securities offered by this prospectus, they will be new securities without an established trading market. If we sell a series of debt securities offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that series of debt securities, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Legal matters with respect to United States and New York law will be passed upon for us by Mayer Brown LLP. Legal matters with respect to Nevada law will be passed upon for us by Fennemore Craig, P.C. Any underwriters or agents will be advised about other issues relating to any offering by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Kirby Corporation and consolidated subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is considered part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the debt securities covered by this prospectus (excluding any information furnished but not filed pursuant to Items 2.02 and 7.01 of any Current Report on Form 8-K or corresponding information furnished under Item 9.01 of any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement filed with the SEC on March 3, 2017;

•	our Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2017, August 7, 2017 and November 8, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on April 27, 2017, June 15, 2017, June 28, 2017, August 14, 2017, August 17, 2017, and September 14, 2017.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information incorporated by reference herein but not delivered with this prospectus. Requests for such copies should be directed to:

Kirby Corporation

55 Waugh Drive, Suite 1000

Houston, Texas 77007

(713) 435-1000

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You may read and copy the reports, proxy statements, and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of its Public Reference Room and for its prescribed rates to obtain copies of such material. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. Our Internet site is www.kirbycorp.com. Information contained on our Internet site is not a part of this prospectus.

This prospectus provides you with a general description of our debt securities. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the registration statement and the exhibits and schedules filed with, or incorporated by reference into, our registration statement. This registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above.

$500,000,000

Kirby Corporation

4.200% Senior Notes due 2028

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

Wells Fargo Securities

Co-Managers

BofA Merrill Lynch

J.P. Morgan

US Bancorp

BB&T Capital Markets

BOK Financial Securities, Inc.

February 7, 2018